Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Administrative Committee of the
     Integrated Electrical Services, Inc.
     401(k) Retirement Savings Plan:
We consent to the incorporation by reference in the Registration Statements (Nos. 333-67113 and 333-68274) on Form S-8 of Integrated Electrical Services, Inc. of our report dated June 29, 2006 with respect to the statements of net assets available for benefits of the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan as of December 31, 2005 and 2004, the statements of changes in net assets available for benefits for the years then ended, the supplemental schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2005 and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan.

/s/ KPMG LLP
KPMG LLP
Houston, Texas
June 29, 2006

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